Exhibit 99.1

INTERNATIONAL SILVER INC.( OTC QB: ISLV)
 TO ACQUIRE PAN AMERICAN MINE AND CASELTON CONCENTRATOR

Tucson, Arizona. January 04, 2011 / International Silver Inc. (OTCQB: ISLV) is pleased to announce that it has entered into a lease/purchase agreement to acquire the historic Pan American Zinc/Silver Mine and the Caselton Concentrator in Pioche/Comet Mining District of Lincoln County Nevada U.S.A.  The Pan American Zinc/Silver Mine was last operated as a Joint Venture between Bunker Hill and the Anaconda Corporation.  Ore was mined underground at a rate of 2,000 tons per day using bulk mining via a haulage ramp decline with a 7% dip along the dip of the orebody.  Past production from the mine which was last operated in 1979 amounted to 5.0 million tons of ore containing 13 million ounces of silver, 68 million pounds of lead, 150 million pounds of zinc and 94 thousand ounces of gold.   Past production was from bedded replacements of limestone units within the Cambrian sections of the Combined Metals Bed, the same structure mined and present at the Company's Prince Mine 12 miles away.  Mineralization as presently exposed in the mine is be relatively uniform although displaced by faulting and is found to occur extensively in numerous horizons. The average grade mined from these replacements was 2.3 opt silver, 0.014 opt gold, 0.8 % lead, 2.4 % zinc and 8.5% manganese as manganese carbonate, an unusual occurrence.   An independent engineers shutdown report on the mine indicates that a proven resource of 1,757,850 tons of mineralization grading 1.28% lead, 2.51% zinc and 1.85 ounces of silver remains within the developed workings of the mine.  The orebody is faulted off and all reserves are on the up-side of the fault.  Drilling has indicated that the mineralized bed continues down-dip of the faults and grades and thicknesses are the same as on the up-side of the fault.  It is estimated that the down-dip orebody is as wide as 2,000 feet and extends an unknown distance.  What is known is that the mineralized bed is the CM Bed which is present in the Prince Mine 12 miles away.  Following acquisition, the Company plans to extend the haulage ramp through the faulted zone and to drive through the down dip extension.

During previous operations, Pan American ore was hauled to the Caselton Concentrator for processing at the rate of 2,000 tons per day, located adjacent to the PRINCE MINE, held under an exploration acquisition option by ISLV.  This agreement includes acquisition of the Caselton Concentrator and support facilities.  The Concentrator can be put back into operation as soon as minor repairs and updates are completed, permits are obtained in the name of the Company and a new tailings dam is permitted and constructed.  The mill has three SAG mills installed with three lines of conventional flotation to produce a zinc concentrate, lead/precious metals concentrate and a ferro/manganese concentrate.

It is the intent of International Silver to conduct further exploration at both the Pan American Mine along with its ongoing program at the Prince Mine located 12 miles away, in the expectation that the structural and stratigraphic factors which control mineralization have formed more extensive zones of silver mineralization.   This exploration work will entail geologic mapping, surface and underground sampling, followed by ramp extension to the down side of the faults, core and rotary drilling.

International Silver Inc. is a publicly traded exploration and mine development company whose properties are located in North America, principally in the United States and Mexico.  It currently holds the Leviathan Mine in the Calico Mining District of San Bernardino, California which is comprised of 60 unpatented mining claims (1,242 acres) and hosts three previously worked silver deposits, the Silverado, the Leviathan and the Silver Bow mines.

International Silver is currently conducting exploration of the Prince Mine located 12 miles from the Pan American Mine, also a fully developed surface and underground mine previously worked for several decades and last worked in 1957.

International Silver also wholly owns a Mexican subsidiary which holds three adjacent mining properties, the El Cumbro, El Cusito and Canada del Oro properties in the Sierra Nevada gold belt of southern Sonora State and the La Moneda precious metals property located near Puerto Libertad on the Gulf of Cortez, also in Sonora.

International Silver is focused on identifying and establishing control positions of silver properties in previously worked silver districts of North America and developing these properties through exploration and permitting to establish reserves that will ultimately result in operating silver mines.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on our current expectations, assumptions and estimates.  Forward looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether International Silver, Inc. (“the Company”) will be able to obtain sufficient financing to continue to meet its operational goals; (b) the Securities and Exchange Commission (“SEC”) permits companies engaged in exploration or mining activities to file reports with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce and views such representations with a great amount of uncertainty; and (c) other risk factors and matters disclosed in the Company’s SEC filings, including its Form 10-K for the period ending December 31, 2009 and its S-1 registration statement, both of which may be accessed at www.sec.gov.  No information contained in this press release should be construed as a representation or indication, in any manner whatsoever, of the present or future value of the Company or its common stock.  Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company.  The Company disclaims any responsibility to update forward looking statements made herein.

For more information contact:

H. Roy Shipes, President
(520) 889-2040 ext. 11
rshipes@msn.com; or

Matthew J. Lang, Vice President Administration & Investor Relation
(520)889-2040 ext. 10
mlang@internationalsilverinc.com